Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 29, 2010, with respect to the financial statements and schedules of KEYW Holding Corporation contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

Baltimore, Maryland
September 30, 2010